AdZone Research and Spartan Group Holdings Sign Letter of Intent for Spartan to Provide Up to a Minimum $2 Million in Funding

CALVERTON, N.Y., Oct. 15, 2002 (PRIMEZONE) -- AdZone Research, Inc. (OTCBB:ADZR), a pioneering Internet surveillance technology solutions provider, today announced that it has signed a letter of intent with Spartan Group Holdings, Inc., a private investment banking firm, for financing of up to a minimum of $2 million.

"The letter of intent anticipates successful completion of additional due diligence," said Spartan's Chairman, Micah Eldred, in his advisory to AdZone Chairman & CEO Charles A. Cardona III.

"We are thrilled by this development," said Cardona. "It underscores Spartan's belief in our potential and its desire to be an important part of AdZone's future."

"Moreover," said Cardona, "this agreement reflects Spartan's strong, stated commitment to AdZone Research's focus on identifying potential Internet-related threats, and its growing role in Homeland Security efforts, as well as the protection of people worldwide from terrorism."

Based in St. Petersburg, Florida, Spartan specializes in investments in convertible securities, capital financing, money management and other brokerage services.

Through monitoring of more than 500,000 Websites worldwide, AdZone provides tracking and monitoring of targeted information on the Internet, with an expanded focus on global Internet analysis of security-related data transmissions. For additional information, please visit the company's Website at www.adzoneinteractive.com. An advisory on the company also is available at www.barrowstreet.com.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:  AdZone Research
          Charles A. Cardona III
          631-369-1100